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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     UNDER THE SECURITIES ACT OF
                                                         1933 IN CONNECTION WITH
                                                      REGISTRATION NO. 333-90813

PROSPECTUS SUPPLEMENT
DATED NOVEMBER 5, 2002
(TO PROSPECTUS DATED DECEMBER 3, 1999)

                       MANUFACTURED HOME COMMUNITIES, INC.

                  DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                                  COMMON STOCK

     This document supplements the accompanying prospectus dated December 3, 1999 relating to the offer and sale of up to 2,000,000 shares of our common stock under our Dividend Reinvestment and Share Purchase Plan. We filed a registration statement (Registration No. 333-90813) on November 12, 1999 to register the shares of our common stock issuable under the plan. This prospectus supplement should be read together with the accompanying prospectus dated December 3, 1999 and the registration statement. This prospectus supplement is not complete without, and may not be delivered or utilized except together with, the accompanying prospectus. You should retain this prospectus supplement and the prospectus for future reference. Our common stock is listed on the New York Stock Exchange under the symbol "MHC."

       NEW CONTACT INFORMATION FOR THE AGENT AND REGISTERED TRANSFER AGENT

     LaSalle Bank, N.A., as agent, or such successor administrator as we may designate, will administer the plan. LaSalle Bank, N.A., a registered transfer agent, will provide certain administrative support to the agent. Information about the plan is available from LaSalle Bank, N.A., 135 South LaSalle Street, P.O. Box LL 135/1811, Chicago, Illinois 60603, or by calling LaSalle Bank, N.A. toll-free at 1-800-246-5761. Any references to contact information for the agent and the registered transfer agent contained in the prospectus are superseded by this information.

     Before you participate in our plan you should consider the risks discussed under the caption "Risk Factors" in the accompanying prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT, TOGETHER WITH THE PROSPECTUS, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is November 5, 2002.